MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed equity REIT

PRESS RELEASE

FROM:	SIMON R.C. WADSWORTH
SUBJECT:	MAA ANNOUNCES TWO ACQUISITIONS AND REPORTS NO LOSSES EXPECTED FROM HURRICANE DENNIS
DATE:	JULY 11, 2005

MEMPHIS, Tenn., July 11, 2005: Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the acquisition of two upscale apartment communities totaling 862 units for a combined price of $56 million.

Waterford Forest was acquired on July 6th. It is a 384-unit community built in 1996 located in Cary, NC in the heart of the “Research Triangle” of Raleigh, Durham and Chapel Hill, North Carolina.

Boulder Ridge is a 478-unit community built in 1999 located in the growth corridor of the North Dallas/Fort Worth metropolitan area close to the Alliance Airport and Business Park as well as the new retail development, The Shops at Circle T Ranch, which is scheduled for completion in 2007. The purchase of Boulder Ridge was closed on July 8th.

Tom Grimes, Senior VP and Director of Property management said, “both of these communities are very high quality and consist of one, two, and three bedroom units with 9-foot ceilings, walk-in closets and available fireplaces. The communities have an average unit size of 900 square feet and offer resort style amenities such as swimming pools, fitness centers, a racquetball court, covered parking and garages. We have an existing operating presence in both markets and will pick up additional operating efficiencies as a result of the acquisitions.”

Al Campbell, Senior VP and Treasurer said, “these acquisitions are forecast to be immediately accretive to both funds from operations and adjusted funds from operations. Coming off of weak market conditions in 2004, the year one cap rate of these transactions, after an implied 4% management fee and $350 per unit capital reserves, is expected to be 5.9% with steady improvement in operating results expected as market conditions strengthen and enhancements are implemented. Both investments exceed our disciplined investment hurdles and are being acquired at a meaningful discount to replacement value.”

The purchase prices were funded by borrowings under Mid-America’s agency credit facilities, the company’s direct stock purchase plan, and the equity proceeds from the recently announced sale of joint venture properties.

In addition to announcing new acquisitions, Mid-America also reported that based on initial inspections none of their properties incurred damage from Hurricane Dennis that came ashore this past weekend.

Mid-America is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 38,227 apartment units throughout the southeast and southcentral U.S. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at (901) 248-4105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.